Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our reports dated March 13, 2004 with respect to the financial statements of CPR Del Sol LP, S.E., CPR Escorial LP, S.E., CPR Palma Real LP, S.E., CPR Isabela LP, S.E., CPR Cayey LP, S.E., CPR San German LP, S.E., MPR Del Norte LP, S.E., MPR Vega Baja LP, S.E., MPR Fajardo LP, S.E., MPR Del Oeste LP, S.E., and MPR Guayama LP, S.E. included in this Form 8-K of Developers Diversified Realty Corporation (DDR) which is incorporated by reference in DDR’s Registration Statement on Form S-3 (No. 333-117550).

/s/ Ernst & Young LLP

Miami, Florida
December 14, 2004